Exhibit 10.4

TEAMING AGREEMENT

THIS TEAMING AGREEMENT is made on the 6th of January 2023

BETWEEN

Aerodyne Measure Inc. (Aerodyne) (Company Registration No. 7612090) a company incorporated under the laws of United States of America, having its business address at 1930 Sir Isaac Newton Square, Suite 240, Reston VA 20191, USA

AND

Droneify Ltd. (Droneify) (Corporation No. 2458798), a company incorporated under the laws of the Province of Ontario, having its registered principal office at the address 103-482 South Service Road East, Oakville, Ontario, Canada L6J 2X6

Aerodyne and Droneify and may be referred to individually as a “Party” and shall be referred to collectively as the “Parties.”

BACKGROUND

WHEREAS, Aerodyne is part of Aerodyne Group, a leading International drone-based managed solutions provider that offers bespoke AI-driven solutions & services for the Critical Infrastructure Asset Inspection & Management, Project Monitoring & Reporting, Engineering & Survey, Precision Agriculture, Security & Surveillance, Advanced Drone Delivery and other services related to the Drone Technology, Data Technology and Digital Transformation.

WHEREAS, Aerodyne is desirous of providing Aerodyne’s solutions and services to the potential clients in Canada

WHEREAS, Droneify is a Drone Service Provider based in Canada that offer industrial inspections to the Oil & Gas, Architecture, Engineering & Construction, Renewables (Wind Turbine & Solar), Utilities (Telco & Power line) and Precision Agriculture sectors. Droneify also sells drones and provides drone related consultancy, related to the Canadian Civil Aviation Authority to its clients in Canada.

WHEREAS, Aerodyne and Droneify propose to enter into this Agreement enabling both Aerodyne and Droneify to jointly pursue the business opportunities related to both Party’s solutions and services, that Aerodyne that Droneify shall jointly market and to the potential clients in Canada and other countries. Aerodyne and Droneify may also explore a subsequent equity investment by Aerodyne into Droneify, and will enter into separate agreements should both Parties decide to do so.

NOW, THEREFORE, in order to collectively obtain a contract award from the Customers of Droneify, the Parties agree to enter into this Agreement, subject to the following terms and conditions;

1.	DEFINITIONS

In this Agreement, the following words shall have the following meanings:

“Services”	means services provided by Aerodyne and/or Droneify to the Customer;

“Customer”	means existing or prospective end users or clients within the Territory for the Services;

“Proposal”	means joint submissions and/or proposals of the Services submitted by Droneify to the Customers in response to Customer’s requirement;

“Project”	means Customer’s opportunities that the Parties mutually agree to cooperate and jointly execute;

” Project Schedule”	means schedule with detail terms and conditions of the Project to be undertaken by the Parties;

“Project Term”	means period of cooperation and term of the Project execution;

“Territory”	means Canada

“Business Day”	means working days, Monday to Friday.

2.	SCOPE OF COOPERATION

2.1	Droneify and Aerodyne agree to submit the Proposals and execute the secured Projects within the Territory jointly, in the manner set forth below. The details of each Project will be specifically set forth in a Project Schedule which shall detail the Customer, the Scope of Services to be performed by each Party, the Payment Terms, the Project duration and any other terms and conditions related to the Project.

2.2	Aerodyne may by itself or through its subsidiaries and or affiliates perform the roles & responsibilities, which shall be :

i.	Provide the global experience & capabilities.
ii.	Jointly identify and qualify the potential Customers.
iii.	Jointly prepare the Project Proposals.
iv.	Assist to secure the Projects.
v.	Fund the Projects if required.
vi.	Provide additional and/or specialised hardware as and when required.
vii.	Manage and execute the data processing activities.
viii.	Provide and manage the software platform.

2.3	Droneify’s role and responsibilities shall be:

i.	Jointly identify and qualify the potential Customers.
ii.	Jointly prepare the Project Proposals.
iii.	Submit the Proposal to the Customers.
iv.	Secure the Projects.
v.	Secure the approval and permit to operate commercial drone operations
vi.	Manage and execute the data capture activities.
vii.	Account Management including collection of payments.
viii.	Customers Relationship.
ix.	Provide additional expertise as and when required

2.4	Aerodyne shall prepare the joint Proposals for the Customers and Droneify shall submit such Proposals to the Customers as Aerodyne and Droneify’s joint solutions. Droneify shall take the lead to secure the Projects with the assistance from Aerodyne.

2.5	The Parties will perform reasonable additional efforts to secure the Projects, including attending site visit and/or meetings with the Customers and responding promptly to Customer’s requests, at their own costs.

2.6	The Projects may be awarded by the Customers either to:

i.	Aerodyne and Droneify Teaming; or
ii.	Aerodyne; or
iii.	Droneify.

Regardless of the awards, the Projects shall be executed jointly by Aerodyne and Droneify as per the Clause 2.2, Clause 2.3 and the terms & conditions that are mutually agreed in the Project Schedule.

2.7	Subject to such terms and conditions that Aerodyne may agree the Parties may extend the geographical scope of this Agreement to the areas other than the Territory, on project basis.

2.8	Droneify understands and acknowledges that drone and drone related services in Canada are under the supervision and control of Transport Canada’s Canadian Civil Aviation Authority in addition to the other relevant regulatory authorities and for other parts of , it will be under the supervision and control of the Civil Aviation Authority of the respective countries. Accordingly, Droneify warrants that it will comply with all the regulatory requirements including obtaining necessary registrations, approval and/or permissions to operate commercial drone services from appropriate regulatory/statutory authorities within the Territory that are applicable to the proper and lawful provision of the Projects. Droneify warrants that it will ensure that all the regulatory approvals/permissions are obtained prior to commencement of operations of drone related solutions/services within the Territory.

2.9	The Parties shall comply with the data protection laws, rules, regulations including the Information Technology Act 2000 and any amendments/notifications issued thereunder. Parties shall not be responsible or liable for any compliance or non-compliance of regulatory framework by each other or any consequences arising from provision of drone related solutions or services in Canada including both civil and criminal.

3.	RELATIONSHIP OF THE PARTIES

3.1	The Parties are independent contractors and neither Party shall make any commitments for or on behalf of the other Party, without the other Party’s prior written consent.

3.2	During the Project Terms, both Parties will work exclusively for the Projects and Customers. Neither Party will work with nor assist any other entities or bidders on the same Projects and/or for the same Customers.

3.3	During the Project Term, the Parties agree to cooperate in mutual good faith in order to maximise the likelihood of the Customers awarding the Projects either to Aerodyne and Droneify Team, to Aerodyne directly or to Droneify directly.

3.4	Droneify will conduct and lead all the communications with the Customers relating to the Proposals together with Aerodyne, unless direct communications between the Customers and Aerodyne are necessary in order to secure contract award.

3.5	Once the discussions regarding the Projects have been initiated between the Parties, the Proposal has been submitted and/or the Project Schedules for the said Customers are signed by both Parties, the Parties agree and acknowledge that they shall not directly or indirectly approach any Customers identified by the other Party, on its own without the other Party’s prior approval.

3.6	This Agreement does not create any legally binding obligations, except for the limitation of liability set forth in Clause 3.2 and Clause 3.5, confidentiality obligations referred to in Clause 17 below and the intellectual property obligations referred to in Clause 6 below. This Agreement merely expresses the Parties’ intentions in principle to cooperate together on the Projects.

3.7	If the Parties mutually agree to pursue particular Projects as a result of their cooperation based on this Agreement, the Parties will negotiate in good faith with an aim to conclude the Project Schedules and accordingly, Aerodyne may wilfully agree to revise the Proposals (including revision of the pricing) if so required to meet the Customers’ requirements.

3.8	Once such Project Schedules are agreed and signed by the Parties, the Parties are bound by the Project Schedules to cooperate for such Projects and Customers, till the Projects are completed.

3.9	In the event of occurrence of any of the event stated in Clause 5, the Parties shall in the spirit of the arrangement, agree and acknowledge that they shall not directly or indirectly approach any Customers identified by the other Party directly or indirectly for at least for 6 months from happening of the aforementioned events.

3.10	Except for the obligation to pay money properly due and owing, either party shall be excused from any delay or failure in performance under this Agreement caused by reason of force majeure. For the purposes of this clause “force majeure” means the occurrence of an event or contingency beyond the reasonable control of the relevant party including but not limited to failure of performance by the other Party due to acts of God, earthquake, power failure, labour disputes, riots, legal consents and governmental requirements, outbreaks of diseases, epidemic or pandemic. The Party whose performance is affected by the occurrence of the force majeure event undertakes during such period of suspension of its obligations to take such action as may be necessary to prevent, limit or mitigate any damage or loss which might arise or be incurred as a result of or in connection with such suspension and to use its best endeavours to avoid, limit, mitigate or remove the effect of such force majeure event. If a Party is excused performance of substantially all of its obligations under this Agreement for a continuous period of two (2) months, then the other Party may at any time after such period terminate this Agreement.

3.11	All Proposals submitted to the Customers will be submitted as a joint proposal of the Parties.

3.12	Droneify warrant that it shall inform Aerodyne and keep Aerodyne informed of all communication and correspondence relating to the Proposals and Projects with the Customers.

3.13	Droneify warrants that it shall ensure that Aerodyne shall be named as a joint awardee or is made a party as the case may be, in all Projects awarded by the Customers. In the event that the Projects awarded by the Customers are exclusively for Droneify and Aerodyne is not named as a joint awardee or a be a party of the said Projects, then Droneify shall, unless Clause 4 below applies, appoint Aerodyne as the sub-contractor on an exclusive basis to undertake the whole value of the contract. Both Parties then shall execute the Project as per the Project Schedule.

3.14	Aerodyne warrants that it shall ensure that Droneify shall be named as a joint awardee or is made a party as the case may be, in all Projects awarded by the Customers. In the event that the Projects awarded by the Customers are exclusively for Aerodyne and Droneify is not named as a joint awardee or a be a party of the said Projects, then Aerodyne shall, unless Clause 4 below applies, appoint Droneify as the sub-contractor on an exclusive basis to undertake the whole value of the contract. Both Parties then shall execute the Project as per the Project Schedule.

4.	SUB-CONTRACT

4.1	If the Projects are awarded directly to Droneify, Droneify shall consult Aerodyne before accepting the Projects. The Parties will negotiate in good faith a final definitive agreement or as the case may be a sub-contract agreement (“Sub-contract Agreement”) covering the terms outlining the relationship between the Parties. Additionally, the Sub-contract Agreement or an addendum/amendment to the Sub-contract Agreement, will contain those flow down provisions that are required to be flowed down to Aerodyne in corresponding to the Project Schedule agreed by the Parties, and such other prime contract clauses and provisions applicable to the Aerodyne’s services and are agreeable by Aerodyne.

4.2	Unless the scope of the Projects have materially altered, the Sub-contract Agreement will contain a fair price no greater than that agreed to by the Parties at the time the Proposals were prepared and submitted to the Customers.

5.	TERMINATION OF AGREEMENT

5.1	Either Party may terminate this Agreement and/or any Project Schedule immediately upon written notice to the other Party if:

i.	the other Party materially breaches any term of this Agreement and/or any Project Schedule and it is not possible to remedy that breach; or

ii.	the other Party materially breaches any term of this Agreement and/or any Project Schedule and it is possible to remedy that breach, but the other Party fails to do so within 30 days of being asked to do so.

For the purposes of this clause 5.1, in order for it to be possible to remedy a breach it must be possible to take steps so as to put the other Party into the same position which (save as to the date) it would have been in if the breach had never occurred.

5.2	Either Party may terminate this Agreement and any existing Project Schedules immediately upon written notice to the other if:

i.	the other Party becomes or is deemed insolvent;

ii.	any distress or execution is levied on any of the other Party’s property or assets;

iii.	the other Party makes or offers to make any arrangement or composition with creditors;

iv.	any resolution or petition to wind up the other’s business (other than for the purpose of amalgamation or reconstruction) is passed or presented or if a receiver or administrative receiver of the other Party’s undertaking, property or assets is appointed or a petition presented for the appointment of an administrator;

v.	the other Party is subject to any proceedings which are equivalent or substantially similar to any of the proceedings under sub-clause (a), (b), (c) or (d) under any applicable jurisdiction.

5.3	This Agreement shall automatically terminate on the passing of two (2) years from the date of this Agreement (“Term”) or upon the Parties executing a final definitive agreement (“Services Agreement”), or upon an equity investment by Aerodyne into Droneify , whichever event is the earlier. Either Party may also terminate this Agreement without cause by giving the other Party a prior written notice of 30 days. For the avoidance of doubt, termination under this Clause 5.3 shall not terminate any existing Project Schedules, Services Agreements nor Subcontract Agreements. Such Project Schedules, Services Agreements and/or Subcontract Agreements shall continue in force until the expiry of the Project Schedules, the Services Agreements and/or the Subcontract Agreements respectively. Termination of this Agreement arising in the circumstance shall be independent of the existing Project Schedules, Services Agreements or the Subcontract Agreements.

5.4	A Project Schedule will automatically expire upon the first of the following events:

i.	Announcement by the Customer that it will not award the contract for the Project to Aerodyne nor Droneify;

ii.	Announcement by the Customer that it will award the contract for the Project to a bidder(s) or third party other than Aerodyne or Droneify;

iii.	Response by the Customer that it is not interested in the Proposal submitted by Aerodyne and Droneify.

iv.	Response by the Customer that it is not interested in any unsolicited Proposal related to the Project;

v.	Cancellation of the Request for Proposal/Request for Information by Customer related to the Project;

vi.	The expiration of the Project Term.

5.5	Termination of this Agreement for any reason shall be without prejudice to any rights which may have accrued up to the effective date of the termination. Unless specified otherwise in this Agreement, rights to terminate this Agreement are not exclusive rights and shall be in addition to every other remedy entitled under the law right now or hereafter existing.

6.	INTELLECTUAL PROPERTY

6.1	All rights in any patents, copyrights, trademarks, trade names, service marks, registered designs or any other intellectual property rights existing now or in the future (“IPR”) shall belong to and shall remain the exclusive property of the originating Party and this Agreement does not grant either Party any rights in any IPR of the other Party. Each Party shall retain any copyright notices on the other Party’s material.

6.2	In the event that the Parties have agreed to jointly develop any intellectual properties, all right(s), title(s) and interest(s) to the jointly developed intellectual properties together with all application rights, other than all confidential information or intellectual property materials owned by the respective Parties prior to the joint development, shall be jointly owned by the Parties to this Agreement. Each Party may enjoy all rights and privileges accorded to the joint ownership of jointly developed Intellectual Properties without accounting to the other Provided Always that each shall not assign its ownership of such jointly developed intellectual property to any third Party without the written consent of the other Party. The third party envisaged in this Clause shall exclude entities directly or indirectly control, controlled by, or under common control of the Party to this Agreement.

7.	COMPETITIVE PRODUCTS & SERVICES

This Agreement does not prevent either Party from independently developing, acquiring or marketing products or services that may be competitive with the other Party’s products or services.

8.	PERFORMANCE & RIGHTS

Failure by either Party to insist on strict performance or to exercise a right when entitled does not prevent either Party from doing so at a later time, either in relation to that default or any subsequent one.

9.	NOTICE

9.1	All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by hand or prepaid registered post to the address below or to the addresses given by the Parties or the elected representatives of the Parties hereof from to time of any changes thereof. A notice, demand or communication sent:

i.	by hand, shall be deemed to have been served on the date of delivery shown on the copy acknowledged receipt by the Receiving Party; and

ii.	by prepaid registered post, shall be deemed to have been served on the date of delivery shown on the copy acknowledged receipt by the Receiving Party.

9.2	The Parties agree that the signature of the signatory transmitted by email means shall be deemed to be its original signature for the purposes of this Agreement. The exchange of copies for this Agreement and of the signature page thereto by email shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.

Aerodyne Measure Inc.

Address:	Aerodyne Measure Inc.
1930 Isaac Newton Square,
Suite 240, Reston,
Virginia, 20190,
USA.

Attn:	Rossi Jaafar, Group COO
Phone No.:	+1.667.888.7469
Email:	rossi@aerodyne.group

Droneify Ltd.

Address:	Droneify Ltd.
103-482 South Service Road East,
Oakville, Ontario, Canada L6J 2X6

Attn:	Tom Hanson, COO
Phone No.:	416.931.8046
email:	tom@droneify.com

10.0	GOVERNING LAW AND DISPUTES

The construction, validity and performance of this Agreement shall be governed by the laws of England. If any controversy or claim arises relating to this Agreement the parties will attempt in good faith to negotiate a solution to the differences, including progressively escalating any controversy or claim through senior levels of management. If such negotiation does not result in a resolution within 30 business days of when one party first notifies the other of the controversy or claim, the parties will participate in good faith mediation. The mediator shall be jointly appointed by the parties (“Mediator”). The Mediator may propose non-binding decisions or recommendations for the resolution of the controversy or claim. If both parties fail to agree on the selection of the Mediator or if either party disagrees with the decisions or recommendations made by the Mediator, then such party may initiate legal proceedings in any competent Court in the jurisdiction of the Court of Singapore. Notwithstanding the foregoing, either party may seek an injunction in court to prevent misuse of its intellectual property and the threatened breach / continuing breach of confidential obligation pending or amid any mediation proceedings.

11.	COMPLIANCE WITH ANTI-CORRUPTION LAW

In performing this Agreement, the Parties warrant to each other that they must:

i.	comply with all applicable anti-bribery and anti-corruption laws and regulations;
ii.	not offer any bribe or facilitation payment to any public official or other person; and
iii.	not do anything that may cause the other party or any of its affiliates to breach any anti-bribery or anti-corruption law.

Each Party to this Agreement must promptly notify the other Party in writing of any actual or potential breach of this Clause. If any Party breaches or appears to breach this Clause, the other Party may immediately terminate this Agreement without liability.

12.	LIMITATIONS

12.1	The Parties agree that the terms intended by the Parties to survive termination or expiration of this Agreement, including but not limited to provisions in Clause 5 and Clause 6 above will survive the termination / expiry of this Agreement.

12.2	Save for any liability that cannot be excluded at law, neither Party shall be liable to the other Party whether in contract, tort (including negligence), product liability, statute, equity or otherwise for:

i.	any loss of profits or revenue, loss of contracts, loss of business, loss of opportunity, loss of data, loss of reputation or loss of goodwill, whether caused directly or indirectly; or

ii.	any direct, indirect, economic, incidental, consequential, special or punitive/statutory damages, loss, cost or expense whatsoever.

12.3	Notwithstanding the above a Party’s liability (a) for violating the other’s intellectual property rights in Clause 6 is not limited by this Agreement; or (b) for intentionally breaching the provisions of Confidentiality in Clause 18 is not limited by this Agreement.

13.	WAIVER

No delay or failure by any of the Parties to exercise or enforce at any time any right or provision of this Agreement will be considered a waiver thereof, unless made in writing. No single waiver will constitute a continuing or subsequent waiver.

14.	SEVERABILITY

14.1.	If any part of any provision of this Agreement is void or unenforceable under applicable law, such part will be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Agreement.

14.2	Notwithstanding the foregoing, the Parties hereto shall thereupon negotiate in good faith in order to agree to the terms of a mutually satisfactory provision to be substituted for the provisions so found to be void or unenforceable.

15.	TIME

Time wherever mentioned shall be of the essence of this Agreement.

16.	COSTS

Unless otherwise agreed in writing, each Party will bear its own costs and expenses related to this Agreement. Costs arising from the Project will be dealt with in the Project Schedule, if applicable.

17.	CONFIDENTIALITY

The Mutual Non-Disclosure Agreement signed by the Parties shall govern the confidentiality for the Parties. Parties shall not disclose any confidentiality information envisaged in this Agreement to any third Party without prior consent of the other Party in writing. The Parties shall execute the Mutual Non-Disclosure Agreement as soon as possible in the event that it has not been executed.

18.	PUBLICITY

Neither Party will issue a news release, public announcement, advertisement, or other form of publicity concerning its efforts in connection with this Agreement or any Project without the prior approval of the other Party.

19.	ASSIGNMENT

Neither Party shall assign its rights or delegate or subcontract its duties under this Agreement to third parties without the prior written consent of the other Party, such consent is not to be unreasonably withheld or delayed. Any unauthorised assignment of this Agreement is void.

20.	AMENDMENTS

This Agreement may not be varied or amended unless such variation or amendment has been expressly agreed to in writing by the Parties.

21.	ENTIRE AGREEMENT

This Agreement comprises the full and complete agreement of the Parties and cancels all prior communications, understandings and agreements between the Parties hereto, whether written or oral, expressed or implied.

No oral representation or change to this Agreement will be binding upon either Party unless agreed to in writing and signed by the authorised representatives of both Parties.

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart

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IN WITNESS WHEREOF the parties hereto have set their hands on the day and year hereinbefore appearing.

Signed by	)
for and on behalf of	)
Aerodyne Measure Inc.	)
(Company Reg. No. xx)	) /s/ Rossi Jaafar
	Name:	Rossi Jaafar

Designation:	Group COO
Date:

Signed	)
in the presence of	)
Witness	)
) /s/ Ashwin Genesh
	Name:	Ashwin Genesh

Designation:	Senior Sales Engineer
Date:

Signed by	)
for and on behalf of	)
Droneify Ltd.	)
(Company Reg. No. xx)	) /s/ Tom Hanson
	Name:	Tom Hanson

Designation:	COO, Droneify
Date: